Exhibit 99.1

FOR MORE INFORMATION:

Charles Lynch

Vice President, Strategy and Investor Relations

954-384-0175, x 5692

charles_lynch@mednax.com

FOR IMMEDIATE RELEASE

MEDNAX Reports First Quarter GAAP EPS of $0.59;

Adjusted EPS of $0.75

FORT LAUDERDALE, Fla., May 4, 2017 - MEDNAX, Inc. (NYSE: MD), the national health solutions partner specializing in neonatology, anesthesiology, maternal-fetal medicine, other pediatric services, radiology, and management services, today reported earnings of $0.59 per diluted share for the three months ended March 31, 2017. On a non-GAAP basis, MEDNAX reported Adjusted EPS of $0.75.

For the 2017 first quarter, MEDNAX reported the following results as compared to the first quarter of 2016:

•	Net revenue of $836 million, compared to $753 million;

•	Net income of $55 million, compared to $68 million; and

•	EBITDA of $132 million, compared to $144 million.

“Our operating results for the first quarter of 2017 reflected challenges related to changes in payor mix, birth volumes and compensation expenses for non-physician clinicians,” said Roger J. Medel, M.D., Chief Executive Officer of MEDNAX. “As a leading health solutions provider, we believe we are well-positioned to manage through these challenges, while continuing to execute on our strategic development and growth as an organization. Most important, we remain committed to being the provider of choice to our partners, based on our ongoing investments in great patient care, clinical research, education, and quality.”

Operating Results

MEDNAX’s net revenue for the three months ended March 31, 2017 increased by 11.0 percent, to $835.6 million, from $752.6 million for the prior-year period, driven by contributions from acquisitions completed since January 2016.

MEDNAX’s revenue growth attributable to recent acquisitions was 11.9 percent, while overall same-unit revenue decreased by 0.9 percent when compared to the prior year period.

Same-unit revenue from net reimbursement-related factors declined by 0.6 percent for the 2017 first quarter as compared to the prior-year period. The net decrease in revenue was primarily due to an increase in the percentage of services reimbursed under government programs, partially offset by modest improvements in managed care contracting and the flow through of revenue from price increases. On a same-unit basis, the percentage of services reimbursed under government programs increased by 90 basis points for the first quarter compared with the prior-year period.

Within the Company’s primary specialties, on a same-unit basis, payor mix for anesthesiology services shifted by 190 basis points to government payors compared to the prior year, while payor mix for neonatology services was relatively unchanged.

Same-unit revenue attributable to patient volume declined by 0.3 percent for the 2017 first quarter as compared to the prior-year period. The net decrease in revenue was primarily related to declines in neonatology volumes, partially offset by growth in anesthesiology volumes. For the 2017 first quarter, same-unit neonatal intensive care unit (NICU) patient days decreased by 2.1 percent compared to the prior-year period.

Same-unit revenue growth attributable to patient volume reflects one fewer day in the 2017 first quarter, compared to the prior-year period. This difference impacted the comparison of same-unit patient volume negatively by 50 basis points and same-unit NICU patient days negatively by 110 basis points.

For the 2017 first quarter, practice salaries and benefits expense was $572.4 million, compared to $491.8 million in the prior-year period. Practice salaries and benefits expense as a percentage of net revenue was 68.5 percent for the first quarter of 2017, compared to 65.4 percent in the prior-year period. This increase in expense as a percentage of revenue was primarily attributable to growth in compensation expense at existing units, including compensation for non-physician clinicians that increased at a faster pace than in previous periods, as compared to a decline in same-unit revenues.

For the 2017 first quarter, general and administrative expenses were $103.8 million, as compared to $90.0 million for the prior-year period. General and administrative expenses as a percentage of net revenue was 12.4 percent for the first quarter of 2017, compared to 12.0 percent in the prior-year period.

Earnings before interest, taxes, depreciation and amortization expense (EBITDA), a non-GAAP measure, for the 2017 first quarter was $131.7 million, compared to $143.9 million for the prior-year period. EBITDA as a percentage of net revenue was 15.8 percent for the first quarter of 2017, compared to 19.1 percent in the prior-year period, with this decline primarily reflecting higher practice salaries and benefits expense as a percentage of revenue.

Depreciation and amortization expense was $25.6 million in the first quarter of 2017 compared to $19.6 million in the first quarter of 2016, an increase of $6.0 million that primarily related to the amortization of intangible assets from recent acquisitions.

Interest expense was $17.8 million in the first quarter of 2017 compared to $14.5 million in the first quarter of 2016, due primarily to an increase in the average amount of total borrowings between the two periods.

MEDNAX generated net income of $54.7 million for the 2017 first quarter, or $0.59 per diluted share based on a weighted average 93.1 million shares outstanding. This compares with net income of $67.9 million, or $0.73 per diluted share, for the 2016 first quarter, based on a weighted average 93.1 million shares outstanding.

For the first quarter of 2017, MEDNAX reported Adjusted EPS, a non-GAAP measure, of $0.75, compared to $0.87 for the first quarter of 2016. Adjusted EPS is defined as diluted net income attributable to MEDNAX, Inc. per common and common equivalent share excluding non-cash amortization expense and stock-based compensation expense.

MEDNAX had cash and cash equivalents of $41.8 million at March 31, 2017, and net accounts receivable were $487.7 million.

During the first quarter of 2017, MEDNAX used $21.8 million to fund operations, which compares to $33.0 million used to fund operations in the 2016 first quarter. MEDNAX typically uses cash during the first quarter of each year as it pays incentive compensation, principally to its physicians, and employee benefit plan matching contributions that were accrued during the prior year.

MEDNAX used approximately $111.4 million during the 2017 first quarter to fund acquisitions and to make contingent purchase price payments for previously completed acquisitions. During the first quarter, five physician groups were acquired, including the acquisition of Radiology Alliance, which represents the Company’s first acquisition of an on-site radiology practice.

Also during the first quarter of 2017, MEDNAX used $68.1 million to fund repurchases of its common stock as part of a repurchase program that was approved by its Board of Directors in July 2013.

At March 31, 2017, MEDNAX had total net debt outstanding of $1.9 billion, consisting primarily of its senior notes, borrowings under its revolving credit facility and term loan. At March 2017, the amount of additional borrowing capacity available under the Company’s revolving credit facility was approximately $715 million.

2017 Second Quarter Outlook

For the 2017 second quarter, MEDNAX expects earnings per share will be in a range of $0.68 to $0.72 per diluted share and Adjusted EPS will be in a range of $0.85 to $0.89. The Adjusted EPS range excludes approximately $0.11 per diluted share of estimated amortization expense and $0.06 per diluted share of estimated stock-based compensation expense.

Additionally, for the 2017 second quarter, MEDNAX expects that EBITDA will decline by eight percent to 12 percent, compared to the prior-year period.

This outlook assumes that total same-unit revenue growth for the three months ended June 30, 2017 will be in a range of flat to negative two percent, compared to the prior-year period. This outlook also assumes an effective tax rate for the second quarter of 2017 of approximately 39 percent.

Non-GAAP Measures

A reconciliation of EBITDA and Adjusted EPS to the most directly comparable GAAP measures for the three months ended March 31, 2017 and 2016, respectively, is provided in the financial tables of this press release. Additionally, historical reconciliations of EBITDA and Adjusted EPS to the most directly comparable GAAP measures as well as the reconciliation of forward-looking EBITDA to the most directly comparable GAAP measure are available on the Company’s website at www.mednax.com/investors.

Earnings Conference Call

MEDNAX, Inc., will host an investor conference call to discuss the quarterly results at 10 a.m., ET today. The conference call Webcast may be accessed from the Company’s Website, www.mednax.com. A telephone replay of the conference call will be available from 12:00 p.m. ET today through midnight ET May 25, 2017 by dialing 800.475.6701, access Code 422870. The replay will also be available at www.mednax.com.

ABOUT MEDNAX

MEDNAX, Inc. is a national health solutions partner comprised of the nation’s leading providers of physician services. Physicians and advanced practitioners practicing as part of MEDNAX are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives, clinical research and telemedicine to enhance patient outcomes and provide high-quality, cost-effective care. The Company was founded in 1979, and today, through its affiliated professional corporations, MEDNAX provides services through a network of more than 3,725 physicians in all 50 states and Puerto Rico. In addition to its national physician network, MEDNAX provides services to healthcare facilities and physicians in over 40 states through two complementary businesses, consisting of a management services company and a consulting services company. Additional information is available at www.mednax.com.

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Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions, and are based on assumptions and assessments made by MEDNAX’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and MEDNAX undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in MEDNAX’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well MEDNAX’s current reports on Form 8-K, filed with the Securities and Exchange Commission.

MEDNAX, INC.

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2017	2016
Net revenue	$835,597	$752,624

Operating expenses:
Practice salaries and benefits	572,385	491,811
Practice supplies and other operating expenses	27,796	27,046
General and administrative expenses	103,765	89,950
Depreciation and amortization	25,614	19,584

Total operating expenses	729,560	628,391

Income from operations	106,037	124,233
Investment and other income	576	618
Interest expense	(17,752)	(14,463)
Equity in earnings of unconsolidated affiliate	797	794

Total non-operating expenses	(16,379)	(13,051)

Income before income taxes	89,658	111,182
Income tax provision	34,967	43,411

Net income	54,691	67,771
Net loss attributable to noncontrolling interests	—	128

Net income attributable to MEDNAX, Inc.	$54,691	$67,899

Net income attributable to MEDNAX, Inc. per common and common equivalent share (diluted)	$0.59	$0.73

Weighted average diluted shares outstanding	93,143	93,091

MEDNAX, INC.

Reconciliation of Net Income Attributable to MEDNAX, Inc. to EBITDA

(in thousands)

(Unaudited)

	Three Months Ended March 31,
	2017	2016
Net income attributable to MEDNAX, Inc.	$54,691	$67,899
Interest expense, net(1)	16,379	13,051
Income tax provision	34,967	43,411
Depreciation and amortization	25,614	19,584

EBITDA	$131,651	$143,945

(1)	Interest expense, net is composed of interest expense, investment and other income and equity in earnings of unconsolidated affiliate.

MEDNAX, INC.

Reconciliation of Diluted Net Income per Share Attributable to MEDNAX, Inc.

to Adjusted Diluted Net Income per Share Attributable to MEDNAX, Inc. (“Adjusted EPS”)

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2017		2016
Weighted average dilutive shares outstanding	93,143		93,091
Net income and diluted net income per share attributable to MEDNAX, Inc.	$54,691	$0.59	$67,899	$0.73
Adjustments:
Amortization (net of tax of $6,843 and $5,118)	10,704	0.11	8,005	0.08
Stock-based compensation (net of tax of $2,939 and $3,476)	4,597	0.05	5,437	0.06

Adjusted net income and diluted EPS	$69,992	$0.75	$81,341	$0.87

MEDNAX, INC.

Balance Sheet Highlights

(in thousands)

(Unaudited)

	As of	As of
	March 31, 2017	December 31, 2016
Assets:
Cash and cash equivalents	$41,839	$55,698
Short-term investments	11,138	11,286
Accounts receivable, net	487,685	495,276
Other current assets	21,776	24,868
Intangible assets, net	660,383	668,529
Goodwill, other assets, property and equipment	4,202,064	4,083,743

Total assets	$5,424,885	$5,339,400

Liabilities and shareholders’ equity:
Accounts payable and accrued expenses	$256,321	$407,938
Total debt	1,902,352	1,705,682
Other liabilities	503,742	465,013

Total liabilities	2,662,415	2,578,633
Total shareholders’ equity	2,762,470	2,760,767

Total liabilities and shareholders’ equity	$5,424,885	$5,339,400